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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                                  April 5, 2001
                                 ---------------
                                (Date of Report)

                               Claimsnet.com inc.
                               ------------------
             (Exact name of registrant as specified in its charter)


          Delaware                       001-14665             75-2649230
(State or other jurisdiction            (Commission           (IRS Employer
      of incorporation)                 File Number)        Identification No.)

          12801 N. Central Expressway, Suite 1515, Dallas, Texas 75243
          ------------------------------------------------------------
                    (Address of principal executive offices)


                                 (972) 458-1701
                                 --------------
              (Registrant's telephone number, including area code)


                                       N/A
                                       ---
         (Former name or former address, if changed since last report.)


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Item 5.  Miscellaneous

              On April 18, 2000, Claimsnet.com, through its newly formed, wholly-owned subsidiary, HealthExchange.com, Inc., a Delaware corporation ("HECOM"), executed an asset purchase agreement (the "Asset Purchase Agreement") with VHx Company, a Nevada corporation ("VHx"), whereby HECOM acquired selected properties and assets of VHx, including the HealthExchange.com name and HealthExchange.com trademarks, related to all efforts of VHx to develop products and services designed to use Internet technology to facilitate and improve interaction between physicians, health plans, employers and their members in exchange for (i) 1,200,000 shares of common stock, par value $.001 per share
(ii) the assumption of certain liabilities, and (iii) the cancellation of a $2 million advance owed by VHx to the Company. In addition, the Company issued additional consideration comprised of 13,767 shares of Series A 8% Convertible Redeemable Preferred Stock , stated value of $725.60 per share, and 13,767 shares of Series B 8% Convertible Redeemable Preferred Stock, stated value of $725.60 per share, (the Preferred Stock).

              The Preferred Stock was contingent upon the completion of specified milestones, described below, by March 31, 2001. The Preferred Stock was either to be (i) cancelled in the event that the milestones were not satisfied or (ii) convertible into common stock in the event that the milestones were satisfied.

              The performance milestone for the Series A Preferred Stock was the existence of 1,000,000 lives covered by the business operation attributable to assets acquired. The performance milestone for the Series B Preferred Stock was the recognition of revenue from 6,000,000 member-months attributable to assets acquired. Claimsnet.com does not believe that either performance milestone was satisfied by March 31, 2001. Therefore, both series of Preferred Stock are to be cancelled.

              One of the significant assets acquired, an agreement with John Deere Health ("JDH") for development of an Enterprise Care Management System, required the parties to negotiate mutually agreeable business terms for delivery of the system after acceptance of beta testing. The Company and JDH were unable to reach such an agreement. Additionally, the asset purchase agreement contained provisions related to the satisfaction of pre-existing financial obligations due to JDH by VHx within 180 days of the acquisition and also contained certain provisions in the event that such obligations were not satisfied by VHx. VHx was unable to satisfy the JDH obligations within the 180 days. As a result, the Company exercised its rights pursuant to the asset purchase agreement and took possession of 888,000 of the 1.2 million shares of common stock and placed them into its treasury. The fair market value of the common shares returned to the Company was $1,415,000 as of the date of the agreement.

              Contemporaneously, the Company, HECOM, and JDH reached an agreement in December 2000 (which was subsequently modified by letter agreement dated March 2001) by which the parties agreed to cancel all pre-existing agreements and JDH agreed to forgive all unpaid obligations in exchange for 244,000 shares of Claimsnet common stock, which was valued at $389,000 at the date of the agreement.

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              The Company retained an independent valuation firm to evaluate the
HECOM asset purchase and recommend the allocation of purchase price to the various assets acquired. The appraisals utilized standard appraisal methodologies, projecting cash flows over the estimated useful lives of the assets, net of additional investment needs, and considering the stage of completion of software development projects. A blended state and federal effective tax rate of 40% was applied to the cash flows. These cash flows were discounted to their present value using discount rates between 60 and 70 percent, reflective of development products at similar risk. The initial results of the valuation valued the intangible assets at $3,700,000 after charges to in-process technology of $6,154,000, recorded in the quarter ended June 30, 2000.

              In November 2000, as a result of revised expectations, the Company reevaluated the HECOM asset purchase using the same valuation methodologies and determined that there had been an impairment of the assets acquired. The revised valuation valued the intangible assets acquired at $400,000.

              In December 2000, in anticipation of slowing growth in potential customer acquisiton as a result of, among other things, the slowing U.S. economy, and future cash requirements to continue product development, the Company decided to postpone further development of the HECOM products and terminate the Atlanta facility. The residual value of intangible assets was written off.

              As a result of the revised valuation of intangible assets acquired and the revised agreement and return of escrowed shares described above, the Company recognized charges of $3,288,000 for impairment of assets, $14,000 for write off of fixed assets, and a reduction to purchased research and development expense of $1,026,000. Amortization of $412,000 related to the acquisition has been recognized during the twelve months ended December 31, 2000.

              The Company and JDH also entered into a separate business agreement whereby the Company will continue to provide limited services to JDH and its clients at fair market value for a period not to exceed eighteen months.

Item 7.  Financial Statements and Exhibits

(a)      Exhibits

         10.1 Mutual Release Agreement, dated as of December 28, 2000, by and among Claimsnet.com, Inc., a Delaware corporation, its wholly-owned subsidiary, HealthExchange.com, Inc., a Delaware corporation; and John Deere Health Care, Inc., a Delaware corporation.

         10.2 Letter Agreement modifying the Mutual Release Agreement, dated March 6, 2001 by and between Claimsnet.com, Inc. and John Deere Health Care, Inc.

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 5, 2001

                               CLAIMSNET.COM, INC.



                               By: /s/ Paul W. Miller
                                   --------------------------------------------
                               Name:  Paul W. Miller
                               Title:    Chief Financial Officer